(m)(2)(i)

FORM OF

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS B SHARES

Series	Maximum Combined Distribution and Service Fees
(as a percentage of average daily net assets)
ING 130/30 Fundamental Research Fund	1.00%
ING Balanced Fund	1.00%
ING Corporate Leaders 100 Fund	1.00%
ING Global Income Builder Fund	1.00%
ING Global Science and Technology Fund	1.00%
ING Growth and Income Fund	1.00%
ING Index Plus LargeCap Fund	1.00%
ING Index Plus MidCap Fund	1.00%
ING Index Plus SmallCap Fund	1.00%
ING Money Market Fund	1.00%
ING Small Company Fund	1.00%
ING Strategic Allocation Conservative Fund	1.00%
ING Strategic Allocation Growth Fund	1.00%

Series	Maximum Combined Distribution and Service Fees
(as a percentage of average daily net assets)
ING Strategic Allocation Moderate Fund	1.00%

Last Updated on: June 4, 2008